Exhibit 99.1

Personal Usage of Aircraft Policy

effective November 15, 2005

Liberty Global, Inc. (the "Company"), desires to provide the members of the Company's Board of Directors, the Chief Executive Officer ("CEO") and certain senior executives of the Company and its subsidiaries as may be approved by the CEO (each hereinafter referred to as a "Personal User") the benefit of personal usage of aircraft owned in whole or in part by the Company or a subsidiary thereof ("Company Aircraft") when the same is not being used for a business purpose, subject to the terms and conditions set forth in this Policy.

This Policy is intended to comply with all applicable rules and regulations of the Federal Aviation Administration ("FAA") and Internal Revenue Service ("IRS") and shall be amended from time to time as necessary or appropriate to ensure continued compliance with all such rules and regulations as in effect at such time. This Policy shall further be subject to amendment, modification or termination in the sole discretion of the Board of Directors of the Company.

Approval

Any use of the Company Aircraft by a Personal User other than the CEO for a personal trip or to bring a family member or guest on a business trip must be approved in advance by the CEO.

Any use of the Company Aircraft by the CEO for personal trips in excess of 20 hours in any calendar year must be approved by the Chairman of the Board of Directors.

Personal Trips

Subject to the following paragraph, the Personal User will pay to the Company for each usage of the Company Aircraft for a personal trip an amount equal to the aggregate incremental cost to the Company and its subsidiaries of such usage, determined in a manner consistent with the applicable rules and regulations (and interpretations thereof) of the Securities and Exchange Commission related to disclosure of executive compensation (the "SEC Calculation"). The amount charged the Personal User in accordance with the SEC Calculation will be subject to federal excise tax of 7.5% and may not exceed any limits set forth in the FAA regulations.

The Employment Agreement between Mr. Gene Schneider and the Company's subsidiary UnitedGlobalCom, Inc., dated January 5, 2004, will govern the first $100,000 of personal use of the Company Aircraft by Mr. Schneider during the term of such agreement.

Tax Ramifications

For federal income tax purposes, the value of a flight on the Company Aircraft taken by a Personal User not traveling on business, non-business related guests, or family members is generally taxable as a fringe benefit to the Personal User. The IRS requires such value to be determined by the Standard Industry Fare Level ("SIFL") method of calculation (the "SIFL Calculation"). For business trips with non-business passengers the Personal User will be imputed income for those non-business passengers attributable to him. The amount imputed as income will be calculated pursuant to the SIFL Calculation.

To the extent a Personal User has paid the Company for aircraft usage under the SEC Calculation, that amount will be offset against the SIFL Calculation. If the amount paid is less than the SIFL Calculation, only the difference will be imputed as income to the Personal User.

Time Sharing Agreements

To use the Company Aircraft as provided above, the Personal User must lease it. Such lease will be through an Aircraft Time Sharing Agreement executed by the Personal User in the form approved by the Company, prior to any personal usage of the Company Aircraft.

Schedule Decisions

Notwithstanding the foregoing policy or the terms of the Aircraft Timing Sharing Agreements, the Company and its flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons. Also, the Company retains authority to determine what flights may be scheduled based on the business needs of the Company. Although the Company will use its best efforts to accommodate personal use requests, business needs will take priority in any scheduling conflicts.